UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 11, 2016
Fitbit, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001- 37444	20-8920744

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

405 Howard Street
San Francisco, California	94105

(Address of Principal Executive Offices)	(Zip Code)

(415) 513-1000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 11, 2016, Fitbit, Inc. (the “Company”) entered into a sublease agreement (the “Sublease”) with Charles Schwab & Co., Inc. for additional office space in San Francisco, in the building located at 215 Fremont Street, San Francisco, California 94105 (the “Premises”). The financial impact of this Sublease was already accounted for in the Company’s previously disclosed 2016 financial guidance. The amount of rentable space phases in over the initial two and a half years of the Sublease term with the Company initially receiving 93,412 total rentable square feet of space in April 2016, an additional 109,061 total rentable square feet of space in 2017, and the remainder of the 311,166 total rentable square feet of space in 2018 and 2019.

The initial term of the Sublease is eight years and two months, expiring on May 31, 2024. The Company has a limited option to extend a certain portion of the Premises beyond the initial term. Base rent payments due under the Sublease for the Premises are expected to be approximately $159.4 million in the aggregate over the initial term. The Company is also responsible for certain other costs under the Sublease, such as certain build-out expenses, operating expenses, taxes, assessments, insurance, and utilities.

The foregoing summary of key terms of the Sublease does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Sublease, a copy of which the Company expects to file with the Company’s next periodic report.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under item 1.01 of this report is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FITBIT, INC.

Date:	April 14, 2016	By:	/s/ William Zerella
Name: William Zerella
Title: Chief Financial Officer